Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Federal Bancshares of Arkansas, Inc. (the Company) of our report dated March 8, 2013, on our audits of the consolidated financial statements of the Company as of December 31, 2012 and 2011, and for the years then ended, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Little Rock, Arkansas

June 7, 2013